Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:	Contact: John Daniel
Wednesday, June 20, 2007	(713) 651-4300

KEY ENERGY PROVIDES SELECTED FINANCIAL DATA
AND ANNOUNCES CLOSURE OF SEC INVESTIGATION

HOUSTON, TX, June 20, 2007 — Key Energy Services, Inc. (Pink Sheets: KEGS) announced today its rig and trucking hours and its selected financial data for the month of May 2007.  In addition, the Company announced the completion of the investigation by the Securities and Exchange Commission.

SEC Investigation Completed

The Company has been informed by the staff of the Enforcement Division of the Securities and Exchange Commission that its investigation as to the Company has been completed and that it does not intend to recommend any enforcement action against the Company by the Commission.   As previously disclosed, in March 2004 the Company contacted the SEC in connection with its issuance of a press release announcing the delay of the filing of the Company’s 2003 annual report, the expected restatement of its financial statements and its internal investigations.  The Fort Worth office of the SEC commenced an inquiry relating to such matters shortly thereafter, and the SEC opened a formal investigation in July 2004.

Activity Update

The Company’s results for the month of May were negatively impacted by heavy rains throughout most of its Texas operations as well as from maintenance related downtime on several of the Company’s Argentina drilling rigs.  Despite the weather impact, operating conditions remain good throughout most of the Company’s operating regions.  Non-holiday weekly rig hours are presently in the high 47,000 per week range.

1301 McKinney Street, Suite 1800, Houston, TX 77010

	For the month ending
	May 31, 2007	April 30, 2007	May 31, 2006
Working Days	22	20	22
Rig Hours	207,650	200,216	234,752
Trucking Hours	198,936	189,841	213,786

The Company calculates working days as total weekdays for the month less anycompany holidays that occur that month.  For the month of June 2007, there are 21 working days.

Selected Financial Data

The following selected financial information for the Company is for the month ended May 31, 2007. This unaudited information has been prepared by management in accordance with generally accepted accounting principles. The selected financial data are subject, however, to adjustments due to the need to roll-forward the changes and policy modifications that came out of the restatement process and adjustments resulting from the finalization and audit of the 2004 through 2007 financial statements. Further, the selected financial data has not been reviewed or audited by the Company’s independent accountants. The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 or for the Annual Report on Form 10-K for the year ended December 31, 2007.

Month Ended
May 31, 2007
Select Statement of Financial Data:	(In thousands - Unaudited)

Revenue:
Well servicing	$104,616
Pressure pumping	26,056
Fishing and rental services	7,736
TOTAL REVENUE	$138,408

May 31, 2007
Select Balance Sheet Data:	(In thousands - Unaudited)

Current Assets:
Cash and cash equivalents	$ 76,586
Short term investments	114,912

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the quarter ended June 30, 2007 or for the fiscal year ended December 31, 2007. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Although the restatement of the Company’s prior year financial statements has been completed, the unaudited information herein may be subject to adjustments due to the restatement, as certain corrections of prior period historical information will affect amounts recorded in subsequent periods. It is possible that the process of completing and auditing the Company’s financial statements for the fiscal years ending 2004, 2005, 2006 and 2007 could require other changes to the Company’s financial statements. Any of the foregoing changes could, individually or in the aggregate, be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, pressure pumping, fishing and rental tools, electric wireline and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: uncertainties affecting whether the Company will be able to complete and file financial statements for 2004, 2005 and 2006, and the timing thereof; the risk of possible changes in the scope and nature of, and the time required to complete, the audit of the Company’s 2004, 2005 and 2006 financial statements; possible legal consequences of failure to file compliant SEC filings for 2003, 2004 and 2005; risks that the Company will be unable to satisfy the requirements for re-listing on a national stock exchange or the timing thereof; potential impact on operations of the Company’s ongoing process to complete 2004, 2005 and 2006 financial statements; the effect of on-going financial reporting and restatement-related expenses; possible additional tax liabilities as a result of the restatement of financial results; risks that the Company’s efforts to remediate internal control and accounting deficiencies will not be effective; potential financial or other effects of on-going class action and derivative litigation and litigation with former officers; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases, possible over supply of new rigs coming into the market and weather risks; risks associated with technology investments and the receptiveness of customers to the new technology investments; and risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease.  Readers should also refer to the section entitled “Risk Factors” in the 2003 Financial and Informational Report filed with a Form 8-K/A on October 26, 2006 for discussion of risks arising from the restatement process and other risks to which the Company is subject.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.